NEWS RELEASE for December 9, 2010

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND P&G AMEND LICENSE AGREEMENT

TO SUPPORT SUCCESSFUL PRODUCT LAUNCH

BURLINGTON, MA (December 9, 2010) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has entered into an amendment to its non-exclusive License Agreement executed February 29, 2008 (retroactively effective as of February 14, 2003) with The Procter & Gamble Company (NYSE:PG).  The amendment provides additional funding from each company to meet the common goal of a successful product launch. The amendment does not change the scope of P&G’s non-exclusive license to Palomar's broad patent portfolio as well as its non-exclusive license to the extensive technology developed by Palomar prior to February 28, 2008 for home-use light-based hair removal devices for women.

Under the amended License Agreement, P&G and Palomar have agreed to reduce pre-commercial launch calendar quarterly payments from $1.25 million to $1 million for the calendar quarter ending December 31, 2010 and thereafter to $2 million per year for an agreed period, after which the payments return to $1.25 million per calendar quarter if no product has been launched.  P&G will apply the savings, together with agreed minimum overall program funding, to accelerating product readiness and commercialization while Palomar will be paid an increased percentage of sales after commercial launch.

P&G’s Vice President of New Business Creation Jennifer Dauer said “We have been actively working on development of this product and are pleased with our progress to date. This amendment better balances short and long term financial compensation to enable our mutual objective of successfully getting this technology to market.”

Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “Together the companies have each agreed to invest more to put this product in consumers’ hands as early as possible.  We are trading some of our fixed short-term pre-commercial launch calendar quarterly payments for an increase in sales related payments post launch that we believe will provide us greater benefit in the long run.”

For more information, please see the Amendment filed as Exhibit 10.1 to a Current Report on Form 8-K filed today and the non-exclusive License Agreement filed as Exhibit 10.1 to a Current Report on Form 8-K filed March 3, 2008.

About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.  Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.

For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

- more -

Palomar - Page 2

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2009 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #